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                                  EXHIBIT 4.4

                                AMENDMENT NO. 1
                                     TO THE
                            NATIONAL BEVERAGE CORP.
                             OMNIBUS INCENTIVE PLAN


         The following amendments to the National Beverage Corp. Omnibus Incentive Plan (the "Plan") were adopted by the Board of Directors of the Company and approved by the stockholders of the Company at the Annual Meeting of Shareholders held on September 22, 1995:

         1. The term "Key Employee" as contained in Section 2(j) of the Plan is amended in its entirety to read as follows:

                          "(j)    Key Employee shall mean (i) any officer,
                          director or other key employee who is a regular full-time employee of the Company or its present and future Affiliates, or (ii) any consultant or advisor providing bona-fide services to the Company or its present and future Affiliates not in connection with capital raising transactions."

         2. Section 4(a)(i) of the Plan is amended in its entirety to read as follows:

                          "(i)    Limitation on Number of Shares.  Stock Awards
                          issuable under the Plan are limited such that the maximum aggregate number of Shares which may be issued pursuant to, or by reason of, Stock Awards is 700,000. Stock-based Awards issuable under the Plan are limited such that the maximum aggregate number of Shares to which such Award relate or correspond is 700,000. To the extent that an Award ceases to remain outstanding by reason of termination of rights granted thereunder, forfeiture or otherwise, the shares subject to such an Award shall again become available for Award under the Plan."

         3. Section 5 of the Plan is amended to add at the end thereof the following:

                          "No Participant shall be issued in excess of 350,000 Awards in any fiscal year."

         IN WITNESS WHEREOF, the undersigned certifies that this Amendment has been duly adopted by the Board of Directors and Shareholders of the Company.



                                           /s/ Joseph G. Caporella
                                           -------------------------------------
                                           JOSEPH G. CAPORELLA
                                           Secretary